Exhibit 10(ttt)

SCHEDULE

to the

MASTER AGREEMENT

dated as of October 25, 2007 between

GOLDMAN SACHS CAPITAL MARKETS, L.P. (“Party A”)

and

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC (“Party B”)

Part 1. Termination Provisions

(a)	(i) “Specified Entity” means, in relation to Party A, none; and

(ii) “Specified Entity” means, in relation to Party B, none.

(b)	“Specified Transaction” has its meaning as defined in Section 14.

(c)	“Cross Default” applies to both parties as amended. “Cross Default” is amended by (i) deleting the words “, or becomes capable at such time of being declared,” from Section 5(a)(vi)(1).

“Specified Indebtedness” has the meaning as defined in Section 14.

“Threshold Amount” means, with respect to Party A, an amount (including its equivalent in another currency) equal to 3% of the stockholders’ equity of The Goldman Sachs Group, Inc., as reflected on its most recent audited financial statements or call reports, and with respect to Party B, $200,000,000.

(d)	“Credit Event Upon Merger” will apply to Party A and will apply to Party B, provided, however, the resulting, surviving or transferee entity shall be deemed to be “materially weaker” if the rating assigned to such entity’s long-term, senior unsecured, unsubordinated indebtedness (i) by Moody’s Investors Services, Inc. (including any successor entity thereto) is Caa2 or lower or (ii) by Standard & Poor’s Rating Group, a division of McGraw-Hill, Inc. (including any successor entity thereto) is CCC or lower.

(e)	“Default under Specified Transaction” will not apply to party A and will not apply to party B.

(f)	“Automatic Early Termination” does not apply to either party.

(g)	Payments on Early Termination. Except as otherwise provided herein, “Market Quotation” and the “Second Method” apply.

(h)	“Termination Currency” means U.S. Dollars.

(i)	Additional Termination Event. The occurrence of the following shall be an “Additional Termination Event” hereunder with respect to Party B (and Party B shall be the Affected party):

If the obligations of Party B to make all payments to Party A under this Agreement (including, without limitation, amounts payable, if any, in connection with an early termination hereof) are not, at any time, secured by a security interest at least to the same extent (i.e. on a pari passu basis) and by the same collateral as secures, or guaranteed to the same extent as the guarantee(s) that support, the obligations of the obligor(s) to pay principal and interest under primary first-lien senior credit facilities of Party B (including any amended or successor facility in effect from time to time, the “First-Lien Credit Facilities”) (it being understood that the reference above to “pari passu” shall mean that rights of Party A to receive payments under the guarantees and payments from the proceeds of the collection or sale of collateral shall be pro rata with that of the lenders under the First-Lien Credit Facilities).

(j)	Events of Default. An Event of Default shall not occur with respect to a party under Section 5(a)(vi) when the failure to pay or deliver, or the default, event of default or other similar condition or event, as the case may be, arises solely out of a wire transfer problem or an operational or administrative error or omission (so long as the required funds or property required to make that payment or delivery were otherwise available to that party), but only if the payment or delivery is made within three Local Business Days after the problem or the error or omission has been discovered.

Part 2. Tax Representations

(a)	Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, each party makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.

In making this representation, a party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f) of this Agreement:

(i) Party A makes the following representation(s):

(A) It is a “United States person” within the meaning of Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended.

(B) Party A makes no other Payee Tax Representations.

(ii) Party B makes the following representation(s):

(A) It is a “United States person” within the meaning of Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended.

(B) Party B makes no other Payee Tax Representations.

Part 3. Documents

(a)	Tax Forms.

(i)	Delivery of Tax Forms. For the purpose of Section 4(a)(i), and without limiting Section 4(a)(iii), each party agrees to duly complete, execute and deliver to the other party the tax forms specified below with respect to it (A) promptly upon reasonable demand by the other party and (B) promptly upon learning that any such form previously provided by the party has become obsolete or incorrect.

(ii)	Tax Forms to be Delivered by Party A:

None specified.

(iii)	Tax forms to be Delivered by Party B:

None specified, unless any amount payable to Party B under this Agreement is to be paid to an account outside of the United States, in which case the tax form to be delivered by Party B shall be a correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that eliminates U.S. Federal backup withholding tax on payments to Party B under this Agreement.

(b)	Delivery of Documents. When it delivers this Agreement, each party shall also deliver its Closing Documents to the other party.

(i) For Party A, “Closing Documents” means (A) a Power of Attorney and (B) a duly executed certificate of the secretary or assistant secretary of Party A certifying the name, true signature and authority of each person authorized to execute this Agreement and enter into Transactions for Party A.

(ii) For Party B, “Closing Documents” means (A) a copy, certified by the secretary or assistant secretary of Party B of the resolutions of Party B’s board of directors authorizing the execution, delivery and performance by Party B of this Agreement and authorizing Party B to enter into Transactions hereunder and (B) a duly executed certificate of the secretary or assistant secretary of Party B certifying the name, true signature and authority of each person authorized to execute this Agreement and enter into Transactions for Party B.

(iii) For Party B, if Party B is no longer a public reporting company and Goldman Sachs Credit Partners, L.P. is no longer a lender under the First Lien Credit Facilities, most recent available annual audited and quarterly financial statements of Party B, promptly following reasonable demand by the other party.

Each document to be delivered shall be covered by Section 3(d) Representation.

Part 4. Miscellaneous

(a)	Addresses for Notices.

(i) For purpose of Section 12(a) of this Agreement, all notices to Party A shall, with respect to any particular Transaction, be sent to the address, telex number or facsimile number specified by Party A in the relevant Confirmation (or as specified below if not specified in the relevant Confirmation), provided that any notice under Section 5 or 6 of this Agreement shall be sent to Party A at its head office address specified below.

Head Office

GOLDMAN SACHS CAPITAL MARKETS, L.P.

85 Broad Street

New York, New York 1004

Attention: Swap Administration

Fax: (212) 902-5692

Phone: (212) 902-1000

(ii) For purposes of Section 12(a) of this Agreement, all notices to Party B shall, with respect to any particular Transaction, be sent to the address, telex number or facsimile number specified by Party B in the relevant Confirmation (or as specified below if not specified in the relevant Confirmation), provided that any notice under Section 5 or 6 of this Agreement shall be sent to Party B at its head office address specified below.

Head Office

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

1601 Bryan Street

Dallas, TX, 75201

Attention: Treasurer

Fax: (214) 812-4097

Phone: (214) 812-4728

(b)	Process Agent. For the purpose of Section 13(c) of this Agreement, neither party appoints a Process Agent hereunder.

(c)	Offices. Section 10(a) applies.

(d)	Multibranch Party.

(i)	Party A is not a Multibranch Party.

(ii)	Party B is not a Multibranch Party.

(e)	“Calculation Agent” means Party A.

(f)	“Credit Support Document”: means for Party A; Guaranty by The Goldman Sachs Group, Inc. (the “Goldman Group”) in favor of Party B as beneficiary thereof, shall constitute a Credit Support Document with respect to the obligations of Party A, and for Party B: None.

(g)	“Credit Support Provider”: means for Party A; The Goldman Group, and for Party B: None.

(h)	Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York (without giving effect to any provision of New York law that would cause another jurisdiction’s laws to be applied).

(i)	Waiver of Jury Trial. To the extent permitted by applicable law, each party irrevocably waives any and all right to trial by jury in any legal proceeding in connection with this Agreement or any Transaction.

(j)	Netting of Payments. If payments are due by each party on the same day under two or more Transactions, then Section 2(c)(ii) will not apply to those payments if a party gives notice to the relevant Office(s) or the other party on or before the second New York Business Day before that payment date stating that those payments will be netted or, if given by the Calculation Agent, stating the net amount due.

(k)	“Affiliate” has its meaning as defined in Section 14, in the case of Party A, provided that, for the purposes of Section 3(c) it will be limited to the Credit Support Provider of Party A, and shall mean any entity controlled, directly or indirectly, by Party B, in the case of Party B. For this purpose, “control” of an entity means ownership of a majority of the voting power of such entity.

Part 5. Other Provisions

(a)	ISDA Publications. 2006 ISDA Definitions. This Agreement and each Transaction are subject to the 2006 ISDA Definitions (including its Annex) published by the International Swaps and Derivatives Association, Inc. (together, the “2006 ISDA Definitions”) and will be governed by the provisions of the 2006 ISDA Definitions. The provisions of the 2000 ISDA Definitions are incorporated by reference in, and shall form part of, this Agreement and each Confirmation. Any reference to a “Swap Transaction” in the 2006 ISDA Definitions is deemed to be a reference to a “Transaction” for purposes of this Agreement or any Confirmation, and any reference to a “Transaction” in this Agreement or any Confirmation is deemed to be a reference to a “Swap Transaction” for purposes of the 2006 ISDA Definitions. The provisions of this Agreement (exclusive of the 2006 ISDA Definitions) shall prevail in the event of any conflict between such provisions and the 2006 ISDA Definitions.

(b)	Additional Representations. In addition to the representations under Section 3, the following representations will apply:

(i) Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into this Agreement that:

(1)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Agreement and each Transaction and as to whether this Agreement and each Transaction is appropriate or proper for it based solely upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party or any of its affiliates (or its respective representatives) as investment advice or as a recommendation to enter into this Agreement and each Transaction, it being understood that information and explanations related to the terms and conditions of this Agreement and each Transaction will not be considered investment advice or a recommendation to enter into this Agreement and each Transaction. No communication (written or oral) received from the other party or any of its affiliates (or its respective representatives) will be deemed to be an assurance or guarantee as to the expected results of this Agreement and each Transaction.

(2)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement and each Transaction based solely upon its own evaluation of this Agreement and each Transaction (including the present and future results, consequences, risks, and benefits thereof, whether financial, accounting, tax, legal, or otherwise) or that of its own advisers. It is also capable of assuming, and assumes, the risks of this Agreement each Transaction.

(3)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Agreement or any Transaction.

(ii) Eligibility. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that it is an “eligible contract participant” within the meaning of the Commodity Exchange Act.

(iii) No Plan Assets. Party B represents and warrants to Party A (which representation and warranty will be deemed to be repeated by Party B at all times until the termination of this Agreement and will be deemed a representation and agreement for all purposes of this Agreement, including without limitation Sections 3, 4, 5(a)(ii) and 5(a)(iv)) that the assets of Party B do not and will not constitute the assets of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended or a “Plan” within the meaning of Section 4975(e)(i) of the Internal Revenue Code of 1986.

(c)	Set-off. The parties agree to amend Section 6 by adding a new Section 6(f) as follows:

“(f) Upon the occurrence of an Event of Default or Termination Event under Section 5(b)(iv) with respect to a party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice of X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or in the case of Party A, any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If any sum or obligation is unascertained, Y may in good faith estimate that sum or obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

For purposes of this Section 6(f), Affiliate shall mean, with respect to Party A, Goldman Sachs Credit Partners L.P., and with respect to Party B, not applicable.”

(d)	Change of Account or Office. As provided in Section 10(b) and 10(c) of this Agreement, if a party is specified as a Multibranch Party in the Schedule, then the Office through which it will make and receive payments or deliveries under a Transaction must be specified in the Confirmation for that Transaction, and that Office cannot be changed without the other party’s prior written consent. If any Confirmation for a Transaction is sent or executed by a party without specifying its Office, it will be presumed that such party’s Office for that Transaction is its head or home Office.

(e)	Recording of Conversations. Each party consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties, with or without the use of a warning tone, and their Affiliates in connection with this Agreement or any Transaction or potential Transaction.

(f)	Transfer. The following amendments are hereby made to Section 7:

(i) In the third line, insert the words “which consent will not be arbitrarily withheld or delayed,” immediately before the word “except”; and

(ii) in clause (a), insert the words “or reorganization, incorporation, reincorporation, or reconstitution into or as,” immediately before the word “another”.

Part 6. Additional Terms for FX Transactions and Currency Options

(a)	ISDA FX and Currency Option Definitions. The 1998 FX and Currency Option Definitions published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association and The Foreign Exchange Committee (the “1998 FX and Currency Option Definitions”) are hereby incorporated by reference in, and shall form part of, this Agreement and each Confirmation relating to any “Currency Option Transaction” or “FX Transaction” as defined in the FX and Currency Option Definitions, except as otherwise specifically provided herein or in the relevant Confirmation.

(b)	FX Transactions.

Netting the FX Transactions. Section 2(c) shall not apply to FX Transactions. Instead, the following provision will apply to FX Transactions:

If amounts in the same currency would be due by both parties in respect of the same Settlement Date (or other payment or delivery date) under two or more FX Transactions between the same pair of Offices of the parties (assuming satisfaction of each condition precedent), then the obligations of the parties for those amounts will be discharged automatically, and if one party’s obligation in that currency would have been greater, replaced by an obligation of that party to pay or deliver the amount of that difference to the other party on that Settlement Date or date.

(c)	Currency Option Transactions.

(i) Currency Option Transaction Premiums. If any Premium of a Currency Option Transaction is not received on the Premium Payment Date, then the Seller may elect to either (A) accept late payment of that Premium, or (B) give written notice of that nonpayment and, if that payment is not received within three Local Business Days of that notice, either (1) treat the related Currency Option Transaction as void, or (2) treat that non-payment as an Event of Default under Section 5(a)(i) of this Agreement. If the Seller elects to act under clause (A) or (B)(1) of the preceding sentence, then the Buyer shall pay on demand all out-of-pocket costs and actual damages incurred by the Seller in connection with that unpaid or late Premium or void Currency Option Transaction, including, without limitation, interest on the Premium in the same currency as that Premium at the Default Rate and any other costs or expenses incurred by the Seller to compensate it for its loss of bargain, cost of funding or loss incurred as a result of terminating, liquidating, obtaining or re-establishing a delta hedge or other related trading position with respect to that Currency Option Transaction.

(ii) Netting of Currency Option Transactions. Section 2(c) of this Agreement shall not apply to Currency Option Transactions. Instead, the following provisions will apply to Currency Option Transactions:

(A) If Premiums in the same currency would be due by both parties in respect of the same Premium Payment Date under two or more Currency Option Transactions between the same pair of Offices of the parties (assuming satisfaction of each condition precedent), then the obligations of the parties for those Premiums will be discharged automatically, and if one party’s obligation in that currency would have been greater, replaced by an obligation of that party to pay or deliver the amount of that difference to the other party.

(B) If amounts in the same currency (other that Premiums) would be due by both parties in respect of the same Settlement Date (or other payment or delivery date) under two or more Currency Option Transactions between the same pair of Offices of the parties (assuming satisfaction of each condition precedent), then the obligations of the parties for those amounts will be discharged automatically, and if one party’s obligation in that currency would have been greater, replaced by an obligation of that party to pay or deliver the amount of that difference to the other party on that Settlement Date or date.

(C) For matching Currency Option Transactions, any unexercised Call or Put written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against any unexercised Call or Put, respectively, written by the other party upon the payment in full of both Currency Option Transaction Premiums. Currency Option Transactions are “matching” only if both (i) are granted for the same Put Currency, Call Currency, Expiration Date, Expiration Time, and Strike Price, (ii) have the same exercise style (e.g., American, European or Asian) including the same exercise terms, and (iii) are entered into by the same pair of Offices of the parties. For any partial termination and discharge (where the Currency Option Transactions are for different amounts of the Currency Pair), the remaining portion of the Currency Option Transaction shall continue to be a Currency Option Transaction under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized signatories as of the date hereof.

GOLDMAN SACHS CAPITAL MARKETS, L.P.

By:	Goldman Sachs Capital Markets, L.L.C., General Partner

By:	/s/ Susan Rudov
Name:	Susan Rudov
Title:	Vice President

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Senior Vice President and Treasurer